UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 19, 2013

MEADOWBROOK INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	38-2626206
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1-14094
(Commission File Number)

26255 American Drive Southfield, Michigan (Address of Principal Executive Offices)	48034 (Zip Code)

(248) 358-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 19, 2013, Meadowbrook Insurance Group, Inc. (“Meadowbrook” or the “Company”) entered into a second amendment (the “Amendment”) to its Credit Agreement, dated as of August 29, 2012 (the “Credit Agreement”), by and among the Company, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A. and KeyBank, N.A., as Syndication Agents, J.P. Morgan Securities, LLC, as the Sole Bookrunner and Sole Lead Arranger, and the other lenders party thereto.  As a result of the Amendment, the outstanding Events of Default (as defined in the Credit Agreement) under the Credit Agreement were waived and the Company is in compliance with the financial covenants under the Credit Agreement.

The Amendment modifies certain financial covenants set forth in the Credit Agreement.  After giving effect to the Amendment, the financial covenants under the Credit Agreement consist of: (1) minimum consolidated net worth of $365,697,000 as of the effective date of the Amendment, with quarterly increases thereafter of the sum of (a) seventy-five percent of positive net income and (b) seventy-five percent of increases in shareholders’ equity by reason of the issuance and sale of equity interests, if any, (2) a minimum Risk Based Capital Ratio for all material insurance company subsidiaries of 1.75 to 1.00, (3) a maximum permitted consolidated leverage ratio of (i) 0.375:1.00 at any time prior to September 30, 2014, or (ii) 0.35:1.00 at any time on or after September 30, 2014, (4) minimum consolidated fixed charge coverage ratio of 1.25 to 1.00, and (5) minimum A.M. Best rating of “B++.”

In addition, the Amendment provides for the following changes to the Credit Agreement (among others):  (i) lowering of the commitments for the revolving credit facility from $100.0 million to $30.0 million (with periodic further reductions thereof to $21.0 million on March 31, 2016), (ii) increases on the interest rates and commitment fees under the Credit Agreement as described below, (iii) a maximum permitted amount of permitted dividends per fiscal quarter of the lesser of (A) $0.02 per common share or (B) $1,250,000 in the aggregate, (iv) restrictions on share repurchases, (v) changes in the requirements for Meadowbrook to prepay the loans under the Credit Agreement following the sale of certain assets and (vi) removal of the “accordion” feature or “incremental facility” feature under the Credit Agreement which had allowed Meadowbrook to increase its line of credit.

Interest on the loans under the Credit Agreement accrues at either the Alternative Base Rate (“ABR”) in effect from time to time plus an applicable margin or the London interbank offered rate (“LIBOR”) in effect from time to time for any particular interest period plus an applicable margin.  ABR is a rate per annum equal to the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate plus 0.5%, or (c) the adjusted LIBOR for a one-month period plus 1.0%.  Immediately after giving effect to the Amendment, the applicable margin for loans under the Credit Agreement accruing interest by reference to LIBOR is equal to 2.50% per annum and the applicable margin for loans under the Credit Agreement accruing interest by reference to ABR is 1.50% per annum. The applicable margin for loans under the Credit Agreement is adjusted from time to time on the basis of Company’s consolidated leverage ratio.  In addition, after giving effect to the Amendment, the Credit Agreement provides for an unused commitment fee ranging between twenty-five basis points per annum and thirty-seven and a half basis points per annum.  Immediately after giving effect to the Amendment, the unused commitment fee percentage is thirty-seven and a half basis points per annum. The unused commitment fee percentage under the Credit Agreement is adjusted from time to time on the basis of Company’s consolidated leverage ratio.

A copy of the Amendment is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The above description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Document Description
10.1
Amendment No. 2, dated as of September 19, 2013, to the Credit Agreement, dated as of August 29, 2012, as amended, by and among the Company, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and KeyBank, N.A., as Syndication Agents, J.P. Morgan Securities, LLC, as the Sole Bookrunner and Sole Lead Arranger, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2013	MEADOWBROOK INSURANCE GROUP, INC.
(Registrant)

	By:	/s/ Karen M. Spaun
Karen M. Spaun, Chief Financial Officer

Meadowbrook Insurance Group, Inc.
Current Report on Form 8-K
Dated September 19, 2013

EXHIBIT INDEX

Exhibit Number	Document Description
10.1
Amendment No. 2, dated as of September 19, 2013, to the Credit Agreement, dated as of August 29, 2012, as amended, by and among the Company, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and KeyBank, N.A., as Syndication Agents, J.P. Morgan Securities, LLC, as the Sole Bookrunner and Sole Lead Arranger, and the other lenders party thereto.